EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Aug. 5, 2026

Darling Ingredients' Board of Directors Authorizes $1 billion Share Repurchase Program

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced that the Board of Directors has refreshed and increased its share repurchase program to $1 billion.

“As our balance sheet continues to strengthen and cash generation accelerates, we have the flexibility to invest in our business, pursue attractive organic growth opportunities and return capital to our shareholders,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “This share repurchase program reflects our confidence in Darling’s future and demonstrates our commitment to delivering long-term shareholder value.”

As the company discussed at its Investor Day, Darling Ingredients expects to generate cash flow across various market cycles. Consistent with its disciplined capital allocation framework, the company will continue to evaluate strategies to deliver long-term shareholder value.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

Cautionary Statements Regarding Forward-Looking Information:
This release may contain “forward-looking statements,” which include information concerning the Company’s financial performance, plans, objectives, goals, strategies, future earnings, cash flow, performance and other information that is not historical information. When used in this release, the words “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements contained in this release. Further, the Company’s announced share repurchase program may be modified, suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Numerous other factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Darling Ingredients Contacts
Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com

Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com